Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-197732 on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of Advanced Drainage Systems, Inc. and subsidiaries dated September 15, 2016, January 10, 2017 as to the effects of the restatement discussed in Note 23 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 23) and our report relating to the effectiveness of Advanced Drainage Systems Inc.’s internal control over financial reporting dated September 15, 2016, January 10, 2017 as to the effects of the subsequently identified material weakness described in Management’s Report on Internal Control over Financial Reporting (Revised) (which report expresses an adverse opinion on the Company’s internal control over financial reporting because of material weaknesses) for the year ended March 31, 2016.

/s/ Deloitte & Touche LLP

Columbus, Ohio

January 10, 2017